EXHIBIT 99.1

Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2016

MCLEAN, Va., July 25, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) today reported financial results for the second quarter ended June 30, 2016.  A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to both the quarterly financial supplement and the Company’s Quarterly Report on Form 10-Q which can be retrieved from our website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2016		March 31, 2016		$ Change	% Change
Operating Data:
Total operating revenue	$21,247		$21,527		$(280)	(1.3)%
Total operating expenses	(13,433)	(1)	(13,257)	(3)	(176)	1.3%
Other expense	(6,931)	(2)	(7,417)		486	(6.6)%
Net income	$883		$853		$30	3.5%
Less: Dividends attributable to preferred stock	(1,263)		(1,027)		(236)	23.0%
Less: Dividends attributable to senior common stock	(251)		(252)		1	(0.4)%
Net loss attributable to common stockholders	$(631)		$(426)		$(205)	48.1%
Add: Real estate depreciation and amortization	9,205		9,133		72	0.8%
Add: Impairment charge	187		43		144	334.9%
Funds from operations available to common stockholders - basic	$8,761		$8,750		$11	0.1%

Add: Convertible senior common distributions	251		252		(1)	(0.4)%
Funds from operations available to common stockholders - diluted	$9,012		$9,002		$10	0.1%

Funds from operations available to common stockholders - basic	$8,761		$8,750		$11	0.1%

Add: Acquisition related expenses	117		9		108	1,200.0%
Add: Write-off of offering costs	140		65		75	115.4%
Core funds from operations available to common stockholders - basic	$9,018		$8,824		$194	2.2%
Add: Convertible senior common distributions	251		252		(1)	(0.4)%
Core funds from operations available to common stockholders - diluted	$9,269		$9,076		$193	2.1%

Share and Per Share Data:
Net loss attributable to common stockholders - basic & diluted	(0.03)		(0.02)		(0.01)	50.0%

FFO available to common stockholders - basic	0.39		0.39		—	—%
FFO available to common stockholders - diluted	0.38		0.39		(0.01)	(2.6)%
Core FFO available to common stockholders - basic	0.40		0.39		0.01	2.6%
Core FFO available to common stockholders - diluted	0.39		0.39		—	—%
Weighted average shares of common stock outstanding - basic	22,684,391		22,545,285		139,106	0.6%
Weighted average shares of common stock outstanding - diluted	23,484,507		23,345,402		139,105	0.6%
Cash dividends declared per common share	$0.375		$0.375		$—	—%

Financial Position

Real estate, before accumulated depreciation	$794,824	(4)	$782,558	(5)	$12,266	1.6%
Total assets	$818,285		$811,461		$6,824	0.8%

Mortgage notes payable, term preferred stock, term loan facility & line of credit, net	$540,144		$556,204		$(16,060)	(2.9)%
Total stockholders' and mezzanine equity	$252,087		$227,558		$24,529	10.8%
Properties owned	99	(4)	99	(5)	—	—%
Square feet owned	11,083,700	(4)	11,039,454	(5)	44,246	0.4%
Square feet leased	98.5%		97.5%		1.0%	1.0%

(1) Includes a $0.2 million impairment charge recognized on our four held for sale properties during the three months ended June 30, 2016.
(2) Includes $0.3 million in legal settlement income, as well as a $0.1 million in write offs on offering costs attributable to Series C Preferred Shares.
(3) Includes a $0.04 million impairment charge recognized on our Dayton, Ohio property during the three months ended March 31, 2016. This property was subsequently sold during the 3 months ended June 30, 2016.
(4) Includes four properties classified as held for sale of $4.6 million and 184,000 square feet.
(5) Includes four properties classified as held for sale of $5.6 million and 214,000 square feet.

Second Quarter Activity:

· Acquired property: Purchased one fully-occupied property consisting of 107,000 square feet for $17.0 million at a cap rate of 8.4%;
· Sold property: Sold our fully-vacant property in Dayton, Ohio for $0.2 million;
· Issued debt: Issued $9.9 million in mortgage debt collateralized by one property acquired this quarter at a fixed interest rate of 4.684%;
· Refinanced debt: Refinanced $3.7 million in mortgage debt maturing on one property, with a previous interest rate of 6.25%, with $9.5 million of new mortgage debt on this property and two other previously unsecured properties at a new interest rate of 3.2%;
· Repaid debt: Repaid $22.5 million in mortgage debt maturing on four properties at a weighted average interest rate of 6.34% with borrowings under our line of credit and cash on hand;
· Leased vacant space: Executed a 5-year lease for 40,000 square feet in our Maple Heights, Ohio property and executed a 5-year lease for 13,000 square feet in our Burnsville, Minnesota property;
· Issued preferred stock: Issued 1,043,725 shares of our newly created 7.00% Series D Preferred Stock raising net proceeds of $25.3 million;
· Entered into new preferred ATM Program: Entered into a $50.0 million ATM program for our 7.00% Series D Preferred Stock with Cantor Fitzgerald;
· Issued Stock under ATM Programs: Issued 433,000 shares of common stock for net proceeds of $7.2 million, 40,000 shares of our 7.5% Series B Preferred Stock for net proceeds of $1.0 million and 20,000 shares of our 7.00% Series D Preferred Stock for net proceeds of $0.5 million;
· Partially redeemed Series C Term Preferred Stock: Redeemed $25.0 million of our 7.125% Series C Term Preferred Stock that was originally set to mature in January 2017; and
· Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4453125 per share on our Series C Term Preferred Stock, and $0.2625 per share on our senior common stock. Paid prorated cash distributions totaling $0.178763 per share on our Series D Preferred Stock.

Second Quarter 2016 Results: Core FFO available to common shareholders for the three months ended June 30, 2016, was $9.3 million, or $0.39 per share, a 2.1% increase when compared to the three months ended March 31, 2016. Core FFO increased primarily due to an increase in rental income from re-leasing vacant space coupled with lower property operating expenses from increased occupancy and decreased interest expense resulting from refinancing mortgages at lower interest rates.

Net loss attributable to common stockholders for the three months ended June 30, 2016, was $(0.6) million, or $(0.03) per share, respectively, compared to net loss attributable to common stockholders for the three months ended March 31, 2016, of $(0.4) million, or $(0.02) per share. A reconciliation of Core FFO to net loss for the three months ended June 30, 2016 and March 31, 2016, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Subsequent to the end of the quarter:

· Announced Series C Term Preferred Stock redemption: Announced that we intend to redeem the remaining $13.5 million of our outstanding Series C Term Preferred Stock on August 19, 2016;
· Issued Stock under ATM Programs: Issued 600,000 shares of common stock for net proceeds of $10.2 million and 204,000 shares of our 7.00% Series D Preferred Stock for net proceeds of $5.1 million; and
· Declared distributions: Declared monthly cash distributions for July, August and September 2016 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock and $0.2625 per share on our senior common stock. We also declared dividends for July of $0.1484375 per share on our Series C Term Preferred Stock.

Comments from Gladstone Commercial’s President, Bob Cutlip: “Our financial results reflect stabilized revenues from our real estate investments made during the past 15 months and our ability to lease previously vacant space and dispose of a non-core property with limited re-leasing prospects. We have continued to refinance maturing mortgage debt, and we have successfully negotiated lower interest rates over the past 12 months, which has resulted in interest cost savings for the portfolio. We successfully issued our Series D Preferred Stock to refinance our maturing Term Preferred Stock and launched the accompanying Series D Preferred Stock ATM program, which will bolster our capital strategy with a reduced cost of capital. We are extremely pleased with our activity, high occupancy, and consistency over the last several years, and we believe our same store rents should be stable and growing over the next four years, as we only have 4% of forecasted rental income expiring through 2019. We are looking forward to continued success in 2016."

Conference Call: Gladstone Commercial will hold a conference call on Tuesday, July 26, 2016, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 26, 2016.  To hear the replay, please dial (855) 859-2056 and use playback conference number 29246154.  The live audio broadcast of the Company’s quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through September 26, 2016.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, office and medical real property and selectively makes long-term industrial and commercial mortgage loans.  Including payments through June 2016, Gladstone Commercial has paid 138 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid 5 consecutive quarterly cash distributions. The company has also paid 126 consecutive monthly cash distributions on its Series A Preferred Stock, 117 consecutive monthly cash distributions on its Series B Preferred Stock and 53 consecutive monthly cash distributions on its Series C Term Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 17, 2016. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Gladstone Commercial Corporation
+1-703-287-5893